EXHIBIT 10.30

SUMMARY OF DIRECTOR COMPENSATION

Effective April 1, 2012, non-employee directors receive the following cash compensation for service on the Boards of Directors of Hudson City Bancorp, Inc. and Hudson City Savings Bank and the respective Board committees:

Non-Employee Board Member Compensation
Annual Retainer	$50,000
Meeting Fee	1,500
Lead Independent Director Compensation
Additional Annual Retainer	25,000
Non-Employee Committee Member Compensation
Meeting Fee	1,500
Committee Chair Additional Annual Retainers
Audit Committee	15,000
Compensation Committee	15,000
Nominating & Governance Committee	10,000
Risk Committee	$15,000

The cash compensation described above represents combined compensation for non-employee directors’ service to both Hudson City Bancorp, Inc. and Hudson City Savings Bank. Compensation is paid by the Bank and Hudson City Bancorp, Inc. reimburses the Bank for a part of the compensation paid to each director that is proportionate to the amount of time which he or she devotes to the performance of services for the Company. A single fee is paid when the Company and the Bank hold joint board or committee meetings. The lead independent director receives the same fees as other non-employee directors for attendance at meetings of the Board of Directors, committee meetings and executive sessions of the independent directors.